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                                                                   Exhibit 10.16


                                October 22, 1997


((Nameaddress))

Dear ((Dear)):

              As you are aware, Versant has commenced a search for a new CEO. This letter is to confirm to you that if Versant terminates your employment without "Cause" (as defined below) during the period commencing on the date hereof and continuing until the earlier of (i) 12 months after the date that the new CEO is hired (i.e., commences employment with the Company) and (ii) two years from the date hereof, then you shall be entitled to the following severance benefits:

              1. If you are terminated without Cause during the period commencing on the date hereof and continuing until six months after the date that the new CEO is hired, then you shall be entitled to continue to receive your then current Salary (as defined below) and related non-equity benefits, for a period commencing on the date of termination of your employment and continuing until the earlier of (i) 12 months after the date of such termination, and (ii) the date that you obtain comparable employment from another employer. Additionally, the vesting of any outstanding Versant options or shares held by you on the date of your termination shall continue for a period of 12 months thereafter.

              2. If you are terminated without Cause during the period commencing six months after the date of hiring of the new CEO and continuing until 12 months after the hiring of the new CEO, then you shall be entitled to continue to receive your then current Salary, and related non-equity benefits, for a period commencing upon the date of termination of your employment and continuing until the earlier of (i) six months after the date of your termination of employment, and (ii) the date that you obtain comparable employment from another employer. Additionally, the vesting of any outstanding Versant options or shares held by you as of the date of termination of your employment shall continue for a period of six months after such termination.

              3.  For purposes of the foregoing it is agreed as follows:

                           (a)      "Cause" shall mean:

                                    (i)     A material failure or refusal by you
to diligently perform your duties to the Company; provided, however, that if reasonably possible, the Company will provide you with 30 days advance notice to remedy the situation, although the Company will not be required to provide such notice more than once;
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                                    (ii)    Intentional or grossly negligent
conduct by you that is materially detrimental to, or materially discredits, the reputation, character or standing of the Company, including, without limitation, the commission of a crime of moral turpitude;

                                    (iii)   Conduct by you that is intended to
do injury to the Company; or

                                    (iv)    Disability that prevents you from
performing your duties more than 90 days in any 360 day period, or your death.

                           (b)      "Salary" shall mean 100% of your then
current base salary, 100% of any guaranteed bonus, and 50% of any potential performance bonus (based on 100% accomplishment of the applicable task or milestone). By way of example, for purposes of this Agreement, your current Salary would aggregate to a total of $AutoMergeField.

              4. In partial consideration of the foregoing, you agree as follows:

                           (a)      You will not voluntarily terminate your
employment with the Company during the period commencing on the date hereof and continuing until the earlier of (i) 12 months after the new CEO is hired and
(ii) two years from the date hereof.

                           (b)      You will not be entitled to any other
amounts or payments in connection with your termination. As a condition to the Company's obligation to make the payments to you set forth herein, you will be obligated to provide the Company with a full release in form and substance satisfactory to the Company, in its reasonable discretion, at the time of your termination.

                           (c)      So long as you are receiving payments from
the Company hereunder, and for a period of one year thereafter, you shall not, directly or indirectly, either for yourself or for any other person or entity, solicit, induce or encourage, or assist another to solicit, induce or encourage, any employee, consultant, customer or supplier of the Company to terminate his, her or its relationship with the Company.

                           (d)      So long as you are receiving payments from
the Company hereunder you will be available to consult with the Company for up to 36 hours per month. If the Company is no longer making payments to you because you have accepted other employment, but your options are still vesting pursuant to Sections 1 or 2 above, then your availability to consult shall be reduced to 20 hours per month and the Company will pay you a reasonable per hour consulting fee for your time. The Company may require you to enter into a reasonable consulting agreement in connection with the foregoing. In no event shall the total number of options and shares that vest pursuant to this agreement exceed the total number of unvested options and shares held by you as of the date of termination of your employment.

                           (e)      The Company shall not be required to
continue the vesting of any of your options or shares pursuant to this Agreement if the termination of your employment is in contemplation of or in connection with an acquisition of the Company and if, in the opinion of Versant's accountants, the accountants of the acquiror, or the SEC, such provisions would result

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in Versant not being able to use "pooling of interests" accounting treatment in connection with the acquisition, if Versant otherwise intends to use such treatment.

                           (f)      The Company is authorized to withhold taxes
and other amounts as required by law. Further, you acknowledge that you are not relying on any advice or representations from the Company regarding the tax effect of this agreement. Without limiting the foregoing, you acknowledge that incentive stock options that are not exercised within 3 months of the termination of your employment may no longer qualify as incentive stock options, and that options that vest after the termination of employment are not eligible for incentive stock option treatment.

              5. Nothing herein limits your obligations under any invention assignment or confidentiality agreement you may have previously entered into with the Company. Additionally, nothing herein affects the ability of the Company to terminate your employment at any time, with or without cause.

              This letter is intended to set forth the entire agreement between us relating to the subject matter hereof and it supersedes and cancels any and all previous contracts, agreements or understandings, whether oral or written, with respect to the subject matter hereof. Notwithstanding the foregoing, if your termination of employment is in connection with an acquisition of the Company covered by that certain letter agreement between you and the Company dated April 1, 1996, then the provisions regarding post-termination option/share vesting set forth in this Agreement shall be null and void, and such subject shall be governed by the April 1, 1996 letter agreement.

              Name, your contribution to Versant is very much appreciated. If the foregoing is acceptable to you, please indicate your agreement by signing below.

                                      Very truly yours,

                                      VERSANT OBJECT TECHNOLOGY CORPORATION



                                      ------------------------------------------
                                      David Banks, President



  Agreed and Accepted:



  ----------------------------------
  ((Name))


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